UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

FORM 15

Certification and Notice of Termination of Registration under Section 12(g)
of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

Commission File Number 000-50416

ROCKELLE CORP.
---------------------------------------------------
(Exact name of registrant as specified in its charter)

162 Miller Place Road
Miller Place, New York 11764
631-244-9841
----------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

COMMON
------------------------------------------------------------------
(Title of each class of securities covered by this Form)

NONE
--------------------------------------------------------------------
Titles of all other classes of securities for which a duty
to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(s) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       [X]              Rule 12h-3(b)(1)(ii)       [_]
Rule 12g-4(a)(1)(ii)      [_]               Rule 12h-3(b)(2)(i)        [_]
Rule 12g-4(a)(2)(i)       [_]               Rule 12h-3(b)(2)(ii)       [_]
Rule 12g-4(a)(2)(ii)      [_]               Rule 15d-6                     [_]
Rule 12h-3(b)(1)(i)       [_]

Approximate number of holders of record as of the certification or notice date: 50

Pursuant to the requirements of the Securities Exchange Act of 1934, Rockelle Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Rockelle Corporaton

DATE: June 29, 2008                                            BY:   /s/Gerard Stephan
  Gerard Stephan
  President

Instruction:  This  form is  required  by Rules  12g-4,  12h-3  and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed.  It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.